EXHIBIT 10.1

Named Executive Officer Salary and Bonus Arrangements for 2022

Base Salaries

The base salaries for fiscal 2022, which are effective as of June 30, 2022, for the executive officers (the "named executive officers") of Southern Missouri Bancorp, Inc. (the "Company"), who will be named in the compensation table that will appear in the Company's upcoming 2022 Annual Meeting proxy statement are as follows:

Name and Title	Base Salary
Greg A. Steffens	$438,500
President and Chief Executive Officer,
Southern Missouri Bancorp, Inc., and Southern Bank

Matthew T. Funke	264,500
Executive Vice-President and Chief Financial Officer,
Southern Missouri Bancorp, Inc., and Southern Bank

Justin G. Cox	271,500
Regional President,
Southern Missouri Bancorp., Inc., and Southern Bank

Mark E. Hecker	267,500
Executive Vice-President and Chief Credit Officer
Southern Missouri Bancorp, Inc., and Southern Bank

Rick A. Windes	268,500
Executive Vice-President and Chief Lending Officer
Southern Missouri Bancorp, Inc., and Southern Bank

Effective July 1, 2022, Mr. Steffens was named Chairman and Chief Executive Officer of the Company, while Mr. Funke was named President and Chief Administrative Officer of the Company and President and Chief Executive Officer of Southern Bank. Mr. Funke’s base salary was increased to $301,500 effective July 1, 2022.

Description of 2022 Bonus Arrangement

The Company does not have a formal cash bonus plan in place for named executive officers. For fiscal 2022, fiscal 2021, and fiscal 2020, all executive officers received cash bonuses. In determining the amount of cash bonuses to award, the compensation committee and board of directors primarily consider the Company’s results in comparison to business plan targets for such measures as return on equity, earnings per share growth, net interest margin, noninterest income, and noninterest expense, as well as accomplishment of strategic objectives such as growth, entry to new markets, capitalization, and other factors.

Additional information about the 2022 bonus compensation is incorporated herein by reference from the Company's definitive proxy statement for its Annual Meeting of Stockholders to be held in October 2022, a copy of which will be filed not later than 120 days after the close of the fiscal year.